UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

THE GABELLI DIVIDEND & INCOME TRUST

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(4) and 0-11.

On June 15, 2026, The Gabelli Dividend & Income Trust (the “Fund”) posted a video to its YouTube channel (which can be viewed at https://www.youtube.com/watch?v=70Kr7hYchE8) in connection with the Fund’s 2026 annual meeting of shareholders. A copy of the transcript of the video is set forth below:

At this year’s annual meeting, your Trustees must receive the vote of a majority of the outstanding shares of Gabelli Dividend & Income Trust. Not just a majority of votes from the people who show up.

Every. Share. Counts.

That threshold exists to protect you as a long-term shareholder. But it also means that when someone doesn’t show up — their shares don’t go neutral. They have the same effect as a vote against our Trustees. And we end up short of what the Fund needs.

Right now, we’re not there yet. That is why you keep hearing from us.

The fund has delivered for its shareholders for over two decades. A 29% market total return over the last 12 months alone and an average of 8.8% annually since inception. An annual distribution raised to $1.80 per share, paid every month, and a cumulative $28.40 per share in distributions since inception.

But we need you to vote FOR the election of all of the Board’s Trustees to continue building on this track record.

Vote the WHITE proxy card today. The threshold is within reach — but only with you.

The choice is clear. The card is white. Discard all gold proxy cards you may receive.

For voting information, visit us at gdvvote.com — or call 1-866-206-7868.